Exhibit 10.10(a)

NON-QUALIFIED STOCK OPTION AGREEMENT

TRIAD HOSPITALS, INC.

OUTSIDE DIRECTORS STOCK AND INCENTIVE COMPENSATION PLAN

This Option Agreement is by and between Triad Hospitals, Inc., a Delaware corporation (the “Company”), and              (the “Optionee”).

The Company has adopted the Outside Directors Stock and Incentive Compensation Plan (as amended, the “Plan”), which permits the issuance of stock options for purchase of the common stock of the Company (the “Common Stock”) and wishes to grant the Optionee an Option thereunder as set forth below. This Agreement shall be subject in all respects to the terms and conditions of the Plan (which are incorporated herein by reference); and, except as otherwise expressly set forth herein, the terms used in this Agreement shall have the same meanings as are set forth in the Plan.

Section 1. Grant of Option. The Company hereby grants the Optionee an Option to purchase              shares of Common Stock (the “Option Stock”), on the terms and conditions set forth herein. The Optionee (and any other person claiming under the Optionee) shall not have any of the rights of a stockholder with respect to the Option Stock except to the extent shares of Common Stock are issued, in accordance with this Agreement, upon exercise of the Option and payment of the Option Price. The Option shall be a non-qualified stock option.

Section	2. Option Price. The Option Price for the Option Stock covered hereby is $ per share.

Section 3. Exercise of Option. The Option shall become exercisable in four cumulative installments, each of which shall relate to 25% of the shares covered by the Option, beginning on the first anniversary of the date of grant and the three next succeeding anniversary dates thereof, respectively. Notwithstanding the foregoing, upon a Change In Control of the Company, each outstanding Option, to the extent not otherwise exercisable, shall become fully and immediately exercisable. To the extent exercisable in accordance herewith, the Option may be exercised at any time prior to its expiration date (or such earlier date as it shall terminate in accordance with Section 4 hereof).

Section 4. Termination of Option. The Option shall expire ten years after the date hereof. Notwithstanding the foregoing, the Option shall terminate prior to such date if the Optionee ceases to be an Outside Director, except that:

(a) If the Optionee’s service as an Outside Director shall terminate for any reason other than death or Disability, the Optionee may, at any time within ninety days after such termination (but in no event later than the Option’s expiration date), exercise the Option, to the extent the Option was exercisable on the date of the termination of his or her service as an Outside Director (and shall not have been previously exercised).

(b) If an Optionee’s service as an Outside Director shall be terminated by death, the Option may be exercised by the executor or administrator of the estate of the Optionee (or the person or persons to whom the Option shall have been validly transferred in accordance with Section 5 below) during the period ending six months after the Optionee’s death (but in no event later than the Option’s expiration date), to the extent that the Option was exercisable on the date of the Optionee’s death (and shall not have been previously exercised).

(c) If an Optionee’s service as an Outside Director shall be terminated as a result of Disability, the Option may be exercised by the Optionee (or in the case of an Optionee who is legally incapacitated, by his guardian or his legal representative), during the period ending six months after the date of such termination (but in no event later than the Option’s expiration date), to the extent that the Option was exercisable at the date of such termination (and shall not have been previously exercised).

Section 5. Limited Transfer Ability. All Options shall be non-transferable, except, upon the Optionee’s death, by the Optionee’s will or the laws of descent and distribution; provided, however, that the Optionee may, subject to the prior approval of the Board at the time of the proposed transfer, transfer all or part of the Option to a Family Member, to the extent, and subject to the restrictions, provided in the Plan. Any such transfer may be made by the Optionee only for estate planning, tax planning, donative purposes or pursuant to a domestic relations order, and no consideration (other than nominal consideration) is received by the Optionee. Any attempt to transfer this Option other than in accordance with the provisions hereof shall be void.

Section 6. Manner of Exercise. Subject to the foregoing, the Option may be exercised in whole or in part (with respect to whole shares) from time to time by delivering written notice of exercise to the Company at its principal office in Dallas, Texas, accompanied by payment of the Option Price in cash, certified or bank cashier’s check, personal check payable to the Company or in shares of Common Stock owned by the Optionee valued at the closing sales price of the Common Stock on the New York Stock Exchange on the date of exercise (or the next succeeding trading date, if the date of exercise is not a trading date, in which case the exercise date shall instead be considered to be such next trading date) equal to the Option Price, or by a combination of cash (or such cash equivalents) and shares of Common Stock; provided, however, that the Optionee shall not be entitled to tender shares of the Company’s Common Stock pursuant to successive, substantially simultaneous exercises of this Option or any other stock option of the Company. Subject to applicable securities laws, the Optionee may also exercise the Option by delivering a notice of exercise of the Option and simultaneously selling the shares of Option Stock thereby acquired pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the exercise price.

Section 7. No Right to Continued Service. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right to continue service as a member of the Board.

Section 8. No Rights to Assets of the Company. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right to any particular assets of the Company. An Optionee’s rights are limited to those rights of an unsecured creditor except to the extent Shares are actually issued to such Optionee (or credited to his Deferred Stock Unit Account).

Section 9. Adjustment to Option Stock. In the event of a change in capitalization or other change in corporate structure described in the Plan, the Board may make such adjustment or substitution (including by substitution of shares of another corporation) as it may deem to be appropriate, in its sole discretion, in the number and class of Shares or other stock or securities covered by the Option and/or Option Price of such securities. Any such adjustment (or substitution) by the Board shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

Section 10. Governing Laws. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Texas without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by federal law.

TRIAD HOSPITALS, INC.

By:

OPTIONEE:

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